NEWS RELEASE

Contact:	Jim Sheehan SeaChange PR 1-978-897-0100 x3064 jim.sheehan@schange.com	Martha Schaefer SeaChange IR 1-978-897-0100 x3030 martha.schaefer@schange.com

SEACHANGE INTERNATIONAL ANNOUNCES
SECOND QUARTER FISCAL 2011 RESULTS

•	14% non-GAAP revenue growth driven by Software acquisitions and Media Services
•	Signed multi-year Advertising Product agreement with major U.S. telco
•	Renewed multi-year VOD product and services agreements with top U.S. MSO
•	Revising current year (non-GAAP) revenue guidance to $215-220 million, due to lower server shipments and software customer launch delays

ACTON, Mass. (Sept. 2, 2010) – SeaChange International, Inc. (NASDAQ: SEAC), a leading provider of software and hardware solutions for video-on-demand (VOD) television, announced financial results for its fiscal 2011 second quarter ended July 31, 2010.  Total non-GAAP revenues for the quarter amounted to $52.9 million, which was $6.4 million or 14% higher than total revenues of $46.5 million for the second quarter of fiscal 2010.  GAAP revenues for the quarter were $51.6 million, which was $5.1 million or 11% higher than total revenues of $46.5 million for the second quarter of last year.  Non-GAAP net income for the second quarter was $3.2 million or $0.10 per share, compared with non-GAAP net income of $1.6 million, or $0.05 per share, for the same period last year.  GAAP net income for the second quarter of fiscal 2011 was $3.5 million, or $0.11 per share, compared with a GAAP net loss of $0.4 million or $0.01 per share, for the second quarter of fiscal 2010.
Total GAAP revenues for the first six months of fiscal 2011 ended July 31, 2010, were $106.2 million, which was $10.8 million or 11% higher than total revenues of $95.4 million for the first six months of fiscal 2010.  Non-GAAP net income for the first half of fiscal 2011 was $6.5 million, or $0.21 per share, compared with non-GAAP net income of $3.9 million or, $0.13 per share, for the same period last year.  GAAP net income for the first six months of fiscal 2011 was $23.8 million, or $0.75 per share, compared with GAAP net income of $0.6 million, or $0.02 per share, for the first half of last year.
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SeaChange Q2 FY11 Earnings/Page 2

Significant GAAP items that have been excluded in calculating non-GAAP net income include the gain on the sale of the Company’s equity investment in Casa Systems in this year’s first quarter, deferred revenue adjustments related to recent acquisitions, restructuring charges, reversal of deferred tax valuation allowance, amortization of intangible assets and stock compensation expense.  A reconciliation of GAAP net income to non-GAAP net income is attached to this release and is available on the Company’s website (www.schange.com/ir).
The Company ended the second quarter of fiscal 2011 with cash, cash equivalents and marketable securities of $76.3 million and no debt compared to $85.6 million and no debt at the end of the first quarter of fiscal 2011.  Reduction in accounts payable due to lower material purchases, tax payments related to this year’s first quarter Casa divestiture and capital expenditures during the quarter were partially offset by non-cash depreciation, amortization and stock compensation expense.  During the second quarter, the Company repurchased 178,000 shares of its common stock at a cost of $1.4 million.

Segment Revenue Results
Total revenues in the second quarter of fiscal 2011 from the Company’s Software segment were $34.2 million, which was $4.1 million or 14% higher than comparable revenue in the fiscal second quarter of last year.  The bulk of the year over year increase in Software revenue was attributable to the acquisitions of eventIS, which was completed in the fiscal third quarter of last year, and VividLogic, which was completed in this year’s fiscal first quarter.  In addition, higher VOD software maintenance revenue contributed to the increase in Software segment revenue between years.
The Servers and Storage segment generated $10.3 million in revenue for the second quarter of fiscal 2011, which was $1.5 million lower than revenue for the second quarter of fiscal 2010.  The decrease in revenue was due primarily to lower VOD server shipments to North American and Latin American service providers offset partially by a large Broadcast server order shipped in a previous quarter and accepted by the customer in the 2011 fiscal second quarter.

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SeaChange Q2 FY11 Earnings/Page 3

The Media Services operating segment revenue for the second quarter of fiscal 2011 of $7.1 million was $2.5 million or 54% higher than comparable revenue from last year’s fiscal second quarter.  This significant increase in revenue compared to the fiscal second quarter of last year was due principally to VOD content services contracts entered into with customers in France, Cyprus and Dubai late last year as well as higher content processing fees from the segment’s customers in Greece and Turkey.  For the third consecutive quarter, the Media Services segment generated an operating margin in excess of 10%.
“I’m encouraged by the software market,” said Bill Styslinger, Chairman and CEO, SeaChange.  “We signed two long term master purchase agreements, the first being the largest in the history of SeaChange.  The other is a significant advertising deal with a major U.S. telco.  We’re continuing to work through the transition issues from being a hardware company to a software company.  Specifically, we’re working through restructuring our customer agreements so we can align revenue more with costs, especially for our newly acquired companies, and we are working on transitioning more custom work to licensed software and charging appropriately  for custom work.
“Given the full assessment of options relating to the Server and Storage business, this quarter we plan to restructure this business unit.  To accommodate lower Servers and Storage revenue beginning this quarter, combined with software revenue challenges related to product commercialization and customer launch delays, we are revising our fiscal full year non-GAAP revenue guidance to $215 to $220 million.  In addition, we are projecting fiscal third quarter non-GAAP revenue in the range of $50 to $53 million and non-GAAP EPS of $0.07 to $0.10 per share, excluding any potential restructuring expenses.
Styslinger concluded, “The software market continues to look like a great opportunity with recurring revenue streams of greater than 60%.  Given the market position of SeaChange, I expect a long term winning software portfolio.”

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SeaChange Q2 FY11 Earnings/Page 4

SeaChange will host its second quarter fiscal 2011 conference call today at 5:00 p.m. E.T. The live broadcast can be accessed at www.schange.com/ir.  Supplemental financial information and prepared remarks for the conference call will be posted to the investor relations section of our website simultaneously with this press release.

About SeaChange International
SeaChange International is a leading provider of software applications, services and integrated solutions for video-on-demand (VOD), digital advertising and content acquisition, monetization and management.  Its powerful open VOD and advertising software and scaleable hardware enable cable and telco operators, as well as broadcasters, to provide new on-demand services and to gain greater efficiencies in advertising and content delivery.  With its Emmy Award-winning and patented technology, thousands of SeaChange deployments are helping broadband, broadcast and satellite television companies to streamline operations, expand services and increase revenues.  Headquartered in Acton, Massachusetts, SeaChange has product development, support and sales offices around the world. Visit www.schange.com.

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SeaChange Q2 FY11 Earnings/Page 5

Safe Harbor Provision
Any statements contained in this document, including the accompanying prepared remarks of the Company’s Chief Executive Officer and Chairman, that do not describe historical facts, including without limitation statements concerning expected future performance, product introductions and general market conditions, may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: the Company’s dependence on the continued spending of customers on video systems and services; the continued growth, development and acceptance of the video-on-demand market; the impact of worldwide economic cycles; the impact of measures the Company has taken to address slowdowns in the market for the Company’s products and services; the loss of one of the Company's large customers; the cancellation or deferral of purchases of the Company's products; a decline in demand or average selling price for the Company’s products; the Company's ability to manage its growth; unanticipated delays in or costs and expenses relating to implementation of cost reduction or other restructuring plans, including with respect to the server and storage business; the risks associated with international sales, including risks associated with changes in foreign currency exchange rates; the Company's ability to protect its intellectual property rights and the expenses that may be incurred by the Company to protect its intellectual property rights; an unfavorable result  in current and any future litigation in which the Company is involved; content providers limiting the scope of content licensed for use in the video-on-demand market; the Company's ability to introduce new products or enhancements to existing products; the Company's dependence on certain sole source suppliers and third-party manufacturers; the Company’s ability to obtain licenses or distribution rights for third-party technology at acceptable prices; the Company's ability to compete in its marketplace; the Company's ability to respond to changing technologies; the performance of companies in which the Company has made equity investments, including On Demand Deutschland GmBH & Co. KG; the ability of the Company to realize the benefits of its acquisitions of eventIS Group B.V. and VividLogic, Inc. and to integrate these and any future acquisitions; future acquisitions or joint ventures that are unsuccessful; impairment of the Company’s goodwill or intangible assets; risks in the Company’s investments that adversely affect the value or liquidity of the investments; changes in the regulatory environment; the Company's ability to hire and retain highly skilled employees; any weaknesses over internal controls over financial reporting; any additional tax liabilities that the Company may be subject to; system errors, failures or disruptions; and volatility of the Company’s stock price.

Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly available documents made by the Company from time to time with the Securities and Exchange Commission, including but not limited to, those appearing at Item 1A under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Commission on April 9, 2010. Any forward-looking statements should be considered in light of those factors. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak as of the date they are made.

The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results may differ from those set forth in the forward-looking statements.

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SeaChange Q2 FY11 Earnings/Page 6

Use of Non-GAAP Financial Information
To supplement our financial results presented in accordance with Generally Accepted Accounting Principles (GAAP), this press release and the accompanying tables contain certain non-GAAP financial measures that we believe are helpful in understanding our past financial performance and future results. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand and manage our business and make operating decisions. Our non-GAAP financial measures include adjustments based on the following items, as well as the related income tax effects and adjustments to the valuation allowance:

Deferred software revenue: Business combination accounting rules require us to account for the fair value of customer contracts assumed in connection with our acquisitions. In connection with the acquisitions of eventIS Group B.V. on September 1, 2009 and VividLogic, Inc. on February 1, 2010, the book value of our deferred software revenue was reduced by approximately $6.0 million in the adjustment to fair value. Because these customer contracts may take up to 18 months to complete, our GAAP revenues subsequent to these acquisitions do not reflect the full amount of software revenues on assumed customer contracts that would have otherwise been recorded by eventIS Group B.V. and VividLogic, Inc.  We believe this adjustment is useful to investors as a measure of the ongoing performance of our business because we have historically experienced high renewal rates on similar customer contracts, although we cannot be certain that customers will renew these contracts.

Stock-based compensation expenses: We have excluded the effect of stock-based compensation and stock-based payroll expenses from our non-GAAP operating expenses and net income measures. Although stock-based compensation is a key incentive offered to our employees, we continue to evaluate our business performance excluding stock-based compensation expenses. Stock-based compensation expenses will recur in future periods.

Amortization of intangible assets: We have excluded the effect of amortization of intangible assets from our non-GAAP operating expenses and net income measures. Amortization of intangibles is inconsistent in amount and frequency and is significantly affected by the timing and size of our acquisitions. Investors should note that the use of intangible assets contributed to revenues earned during the periods presented and will contribute to future period revenues as well. Amortization of intangible assets will recur in future periods.

Acquisition related and other expenses: We incurred significant expenses in connection with our acquisitions of eventIS Group B.V. and VividLogic, Inc. and also incurred certain other operating expenses, which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. Acquisition related and other expenses consist of transaction costs, costs for transitional employees, other acquired employee related costs, and integration related professional services. We believe it is useful for investors to understand the effects of these items on our total operating expenses.

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SeaChange Q2 FY11 Earnings/Page 7

Restructuring:  We incurred significant expenses in connection with selected headcount reductions and a write-down of inventory to net realizable value reflecting the discontinuance of certain inventory components.  We believe it is useful for investors to understand the effects of these items on our total operating expenses.

Gain on sale of equity investment:  This reflects the gain, excluding any tax effects, on the sale of our investment in Casa Systems.  This is considered a one-time event and not included in the financial results of our continuing operations.

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SeaChange Q2 FY11 Earnings/Page 8

SeaChange International, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	July 31, 2010	January 31, 2010
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$61,196	$37,647
Restricted cash	1,337	73
Marketable securities	6,602	2,114
Accounts receivable, net	48,079	54,278
Inventories, net	14,782	17,830
Prepaid expenses and other current assets	7,877	7,253
Deferred tax asset	3,848	2,474
Total current assets	143,721	121,669
Property and equipment, net	39,372	39,682
Marketable securities, long-term	7,213	8,688
Investments in affiliates	4,799	13,697
Intangible assets, net	32,164	26,264
Goodwill	63,603	55,876
Deferred tax asset, long term	5,133	-
Other assets	3,218	1,271
Total assets	$299,223	$267,147

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,132	$10,371
Other accrued expenses	13,251	11,174
Customer deposits	2,368	4,279
Deferred revenues	36,433	34,158
Deferred tax liability	756	800
Total current liabilities	58,940	60,782
Deferred revenue, long-term	11,745	12,635
Long term liabilities	15,574	6,574
Distribution and losses in excess of investment	1,720	1,469
Deferred tax liabilities	11,041	7,765
Total liabilities	99,020	89,225

Stockholders’ equity:
Common stock	330	326
Additional paid-in capital	214,610	211,504
Treasury stock	(10,192)	(8,757)
Accumulated earning (deficit)	6,381	(17,450)
Accumulated other comprehensive loss	(10,926)	(7,701)
Total stockholders’ equity	200,203	177,922
Total liabilities and stockholders’ equity	$299,223	$267,147

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SeaChange Q2 FY11 Earnings/Page 9

SeaChange International, Inc.
Condensed Consolidated Statement of Operations - Unaudited
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	July 31, 2010	July 31, 2009	July 31, 2010	July 31, 2009

Revenues	$51,636	$46,507	$106,225	$95,383
Cost of revenues	26,777	22,793	53,988	46,651
Gross profit	24,859	23,714	52,237	48,732

Operating expenses:
Research and development	12,217	11,976	25,781	24,080
Selling and marketing	6,205	6,251	12,589	12,515
General and administrative	5,176	5,183	11,977	10,050
Amortization of intangibles	838	794	1,707	1,273
Restructuring	198	-	4,509	-
	24,634	24,204	56,563	47,918
Income (loss) from operations	225	(490)	(4,326)	814
Gain on sale of investment in affiliate	-	-	25,188	-
Other income (expense), net	139	149	(430)	284
Income (loss) before income taxes and equity loss in earnings of affiliates	364	(341)	20,432	1,098
Income tax benefit (provision)	3,301	12	3,643	(232)
Equity loss in earnings of affiliates	(131)	(47)	(245)	(244)
Net income (loss)	$3,534	$(376)	$23,830	$622
Basic income (loss) per share	$0.11	$(0.01)	$0.76	$0.02
Diluted income (loss) per share	$0.11	$(0.01)	$0.75	$0.02
Weighted average common shares outstanding:
Basic	31,456	30,795	31,364	30,821
Diluted	32,018	30,795	31,864	31,289

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SeaChange Q2 FY11 Earnings/Page 10

SeaChange International, Inc.
Condensed Consolidated Operating Segments - Unaudited
(in thousands)

	Three Months Ended		Six Months Ended
	July 31, 2010	July 31, 2009	July 31, 2010	July 31, 2009
Software
Revenue:
Products	$15,037	$14,424	$36,169	$30,709
Services	19,158	15,636	39,496	29,969
Total revenue	34,195	30,060	75,665	60,678
Gross profit	18,387	18,208	40,958	35,938
Operating expenses:
Research and development	9,444	9,318	19,860	18,796
Selling and marketing	4,203	4,004	8,853	7,682
General and administrative	341	-	515	-
Amortization of intangibles	769	384	1,567	769
Restructuring	190	-	534	-
	14,947	13,706	31,329	27,247
Income from operations	$3,440	$4,502	$9,629	$8,691

Servers and Storage
Revenue:
Products	$6,944	$8,174	$10,446	$18,259
Services	3,367	3,657	6,615	7,625
Total revenue	10,311	11,831	17,061	25,884
Gross profit	4,860	5,256	8,058	12,154
Operating expenses:
Research and development	2,773	2,658	5,920	5,284
Selling and marketing	2,002	2,247	3,736	4,833
Restructuring	8	-	3,064	-
	4,783	4,905	12,720	10,117
Income (loss) from operations	$77	$351	$(4,662)	$2,037

Media Services
Service revenue	$7,131	$4,616	$13,499	$8,821
Gross profit	1,612	250	3,220	640
Operating expenses:
General and administrative	827	604	1,706	1,423
Amortization of intangibles	69	410	140	504
	896	1,014	1,846	1,927
Income (loss) from operations	$716	$(764)	$1,374	$(1,287)

Unallocated Corporate
Operating expenses:
General and administrative	$4,008	$4,579	$9,756	$8,627
Restructuring	-	-	911	-
Total unallocated corporate expenses	$4,008	$4,579	$10,667	$8,627

Consolidated income (loss) from operations	$225	$(490)	$(4,326)	$814

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SeaChange Q2 FY11 Earnings/Page 11

SeaChange International, Inc.
Reconciliation of Selected GAAP Measures to Non-GAAP Measures - Unaudited
(in thousands)

	Three months Ended			Three months Ended			Six Months Ended			Six Months Ended
	July 31, 2010			July 31, 2009			July 31, 2010			July 31, 2009
	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP
Revenues (1)	$51,636	$1,286	$52,922	46,507	$-	$46,507	$106,225	$3,103	$109,328	$95,383	$-	$95,383

Operating expenses	24,634		24,634	24,204		24,204	56,563		56,563	47,918		47,918
Stock-based compensation (2)	-	347	347	-	734	734	-	845	845	-	1,495	1,495
Amortization of intangible assets (3)	-	1,297	1,297	-	847	847	-	2,645	2,645	-	1,377	1,377
Restructuring (4)	-	198	198	-	-	-	-	4,509	4,509	-	-	-
Acquisition related costs (5)	-	138	138	-	632	632	-	1,029	1,029	-	632	632
	24,634	1,980	22,654	24,204	2,213	21,991	56,563	9,028	47,535	47,918	3,504	44,414

Income (loss) from operations	225	3,266	3,491	(490)	2,213	1,723	(4,326)	12,131	7,805	814	3,504	4,318

Income from sale of investment in affiliate (6)	-	-	-	-	-	-	25,188	(25,188)	-	-	-	-

Income tax benefit (provision) impact (7)	3,301	(3,609)	(308)	12	(194)	(182)	3,643	(4,270)	(627)	(232)	(204)	(436)

Net income (loss)	3,534	$(343)	$3,191	$(376)	$2,019	$1,643	$23,830	$(17,327)	$6,503	$622	$3,300	$3,922
Diluted income per share	$0.11	$(0.01)	$0.10	$(0.01)	$0.06	$0.05	$0.75	$(0.54)	$0.21	$0.02	$0.11	$0.13
Diluted weighted average common shares outstanding	32,018	32,018	32,018	30,795	30,795	30,795	31,864	31,864	31,864	31,289	31,289	31,289

(1)
Business combination accounting rules require us to account for the fair value of deferred revenue assumed in connection with an acquisition.
This non-GAAP adjustment reflects the full amount of software contract revenue that would otherwise been recorded subsequent to our acquisitions of eventIS Group B.V. and VividLogic Inc.

(2)	For GAAP purposes, stock-based compensation is included in the following expense categories:

	Three Months Ended		Six Months Ended

	July 31, 2010	July 31, 2009	July 31, 2010	July 31, 2009
Cost of revenues	$53	$153	$120	$311
Research and development	96	174	231	389
Selling and marketing	93	193	198	291
General and administrative	105	214	296	504
Total stock-based compensation	$347	$734	$845	$1,495

(3)
The intangible assets recorded at fair value as a result of our acquisitions are amortized over the estimated useful life of the related asset. Amortization expense related to intangible assets is included in the following expense categories:

	Three Months Ended		Six Months Ended

	July 31, 2010	July 31, 2009	July 31, 2010	July 31, 2009

Cost of revenues:	$459	$53	$938	$104
Operating expenses:	838	794	1,707	1,273
Total amortization of intangibles	$1,297	$847	$2,645	$1,377

(4)
We incurred severance costs in connection with selected headcount reductions that impacted all but the Media Services segment. We also incurred charges to reflect the write-down of inventory to net realizable value reflecting the discontinuance of certain inventory components within the Servers and Storage segment due to technology changes. These expenses would not have otherwise occurred in the periods presented as part of our operating expenses.

(5)
We incurred expenses in connection with our acquisition of VividLogic Inc. which would not have otherwise occurred in the periods presented as part of our operating expenses and the change in the fair value of the contingent consideration.

(6)	Reflects the gain on the sale of the equity investment in Casa Systems.

(7)
The non-GAAP income tax adjustment reflects the effective income tax rate in which the non-GAAP adjustment occurs and excludes any changes in the tax valuation allowance arising from the gain on the sale of the equity investment in Casa Systems, Inc.

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SeaChange International, Inc.
Second Quarter Fiscal 2011 Financial Results

Prepared Remarks

Sept. 2, 2010

SeaChange is providing a copy of these prepared remarks in combination with its press release.  This process and these remarks are offered to provide investors and analysts with additional time and detail for analyzing our financial results in advance of our quarterly conference call.  As previously scheduled, the conference call will begin today, Sept. 2, 2010, at 5:00 p.m. E.T. and will include only brief comments followed by questions and answers.  These prepared remarks will not be read on the call.

The conference call may be accessed using the following information:

•	Telephone: 866-322-1550 (U.S.) and 973-200-3380 (International)
•	Conference ID: 924 16 873
•	Webcast: www.schange.com/IR (An archived webcast will be available at this site.)

Fiscal 2011 Second Quarter Financial Discussion

Revenues for the second quarter of fiscal 2011 amounted to $51.6 million which was $5.1 million or 11% higher than revenue of $46.5 million recorded in the second quarter of last year.  From an operating segment perspective, revenue from our Software segment for the quarter was $34.2 million, which was $4.1 million or 14% higher than revenue of $30.1 million for the second quarter of fiscal 2010.  The inclusion of revenues from eventIS, which was acquired in last year’s third quarter, and VividLogic, which was acquired in this year’s first quarter, were the main contributors.  In addition, higher Broadcast software revenue in connection with a large U.S. Broadcast customer shipment and increased VOD services revenue was mainly offset by lower VOD software subscription revenue due to the timing of revenue recognized in last year’s second quarter compared to the second quarter of this year.  During this year’s second quarter, the Company completed a new master purchase agreement with a large U.S.-based cable television provider that extends through December 31, 2011, that follows up an earlier agreement with this customer.  As part of the new agreement, this customer extended its VOD software subscription participation over the same time frame.

Servers and Storage segment revenue of $10.3 million for the second quarter of fiscal 2011 was $1.5 million lower than revenue of $11.8 million included in the second quarter of last year.  The decrease in Servers and Storage revenue between years was due primarily to lower VOD server shipments to North American and Latin American service providers that was partially offset by revenue recognized for a large Broadcast server order for the Broadcast customer previously mentioned.

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The Media Services segment generated revenue for the second quarter of $7.1 million, which was $2.5 million or 54% higher than revenue of $4.6 million in the second quarter of fiscal 2010.  The increase in Media Services revenue between the second quarter of fiscal 2011 and last year’s second quarter was the result of revenue from recent content processing contracts with customers in France, Cyprus and Dubai.  In addition, increased content processing revenue from customers in Greece and Turkey contributed to the revenue increase between years.  For the third consecutive quarter, the Media Services segment reported an operating margin in excess of 10%.

Geographically, revenue for the second quarter of fiscal 2011 included 56% in North America,     32% in Europe, Middle East and Africa, 7% in Asia Pacific and 5% in Latin America.  Comcast and Virgin Media were 10% or greater customers in the second quarter of fiscal 2011.

Revenue for the first six months of fiscal 2011 amounted to $106.2 million, which was $10.8 million or 11% higher than the $95.4 million of revenue generated in the first half of fiscal 2010.  Increased Software segment revenue from the eventIS and VividLogic acquisitions combined with higher Broadcast software and Media Services revenue were partially offset by lower VOD server revenue.

Total gross margin of 48.1% for the second quarter was 2.9 points lower than total gross margin of 51.1% for the second quarter of fiscal 2010.  Reviewing gross margin by operating segment, Software segment gross margin for this year’s second quarter of 53.8% was 6.8 points lower than gross margin of 60.6% for the second quarter of last year.  The decrease in Software gross margin was due to lower VOD back office, software subscription and VividLogic software service margins that were partially offset by higher middleware and Advertising Insertion margins.

Servers and Storage gross margin of 47.1% for the second quarter of fiscal 2011 was 2.7 points higher than gross margin of 44.4% for the second quarter of fiscal 2010.  The increase in gross margin for the Servers and Storage segment between years was due primarily to a greater mix of higher margin VOD server shipments in this year’s second quarter compared to the earlier version and lower margin flash memory servers that began shipping in the second quarter of last year.

Media Services gross margin of 22.6% for the second quarter was 17.2 points higher than gross margin of 5.4% for the second quarter of last year.  This substantial improvement in gross margin between years was due mainly to increased absorption of service headcount-related costs resulting from the significant year over year increase in revenue.  In addition, reported gross margin benefited from the absence of duplicative costs incurred in the second quarter of last year related to the segment’s transition of content processing activities in-house from a contracted third party.

Total gross margin for the first six months of fiscal 2011 was 49.2%, which was 1.9 points lower than gross margin of 51.1% for the first half of last year.  The decrease in gross margin year over year was due primarily to lower VOD software subscription and back office margins that were partially offset by higher Advertising Insertion and Media Services margins.

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Operating expenses for the second quarter, excluding restructuring costs, of $24.4 million were $0.2 million higher than the $24.2 million of operating expenses incurred in the second quarter of last year.  The increase in operating expenses in this year’s second quarter compared to last year was primarily due to the inclusion of operating expenses for eventIS and VividLogic combined with increased Philippine engineering expenses that were partially offset by lower middleware engineering and corporate general and administrative expenses.

For the first six months of fiscal 2011, operating expenses, excluding restructuring costs, of $52.0 million were $4.1 million higher than operating expenses of $47.9 million for the first half of last year.  The increase in operating expenses between periods was due mainly to the impact of the eventIS and VividLogic acquisitions, transaction costs related to the VividLogic acquisition and increased Philippine engineering costs offset partially by lower domestic headcount-related engineering and general and administrative expenses.

GAAP net income for the second quarter of fiscal 2011 was $3.5 million compared to a GAAP net loss of $0.4 million for the second quarter of last year.  The GAAP net income for this year’s second quarter included an income tax benefit of $3.3 million related to lower than previously forecasted taxable income for this fiscal year and the ability to utilize this benefit to reduce previously recorded taxes related to the gain on the divestiture of Casa in this year’s first quarter.  The corresponding GAAP earnings per share for the second quarter of fiscal 2011 was $0.11 per share compared to a $0.01 loss per share for the same period last year.

Non-GAAP net income for this year’s second quarter of $3.2 million was $1.6 million higher than non-GAAP net income of $1.6 million for last year’s second quarter.  The corresponding non-GAAP earnings per share for the second quarter of this year was $0.10 per share compared to $0.05 per share for the same period last year.

For the first six months of fiscal 2011, GAAP net income and earnings per share of $23.8 million and $0.75 per share, respectively, were significantly higher than GAAP net income and earnings per share of $0.6 million and $0.02 per share, for last year’s second quarter.

For the first half of fiscal 2011, non-GAAP net income and earnings per share of $6.5 million and        $0.21 per share, were higher than non-GAAP net income and earnings per share of $3.9 million and $0.13 per share, for the first six months of fiscal 2010.

From a balance sheet perspective, the Company ended the second quarter with cash and investments of $76.3 million and no debt compared to $85.6 million and no debt at April 30, 2010.  The $9.3 million decrease in cash and investments in this year’s second quarter was driven by lower payables, tax payments related to the gain on the Casa divestiture, VividLogic acquisition payments and capital expenditures that collectively were partially offset by non-cash depreciation, amortization and stock compensation expense as well as lower inventory.  In addition, during the second quarter, the Company repurchased 178,000 shares of its common stock at a cost of $1.4 million.

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Industry Update
The Company had a strong quarter in broadcast, media services, and servers/storage and it continues to be the world’s leader in cable back office software.  The quarter ended with 65% recurring revenue, and several new and expansion sites.  This quarter’s results are at the low end of the guidance provided, primarily because of three unexpected delays – one product deployment delay from Q2 to Q4, one product acceptance, which was moved into Q3, and one revenue recognition delay in which the deliverables were moved between quarters.  In each of these cases, the revenue is still planned and moved to different quarters, although meeting the revenue recognition criteria for software remains an ongoing challenge.

Americas – SeaChange completed two large master purchase agreements with top tier operators in Q2.  One of these is specific to Video on Demand and is the largest purchase commitment in the history of SeaChange.   The other is specific to advertising products for a large U.S. Telco.  Several other master purchase agreements were finalized with smaller operators.  VOD systems expanded in several countries throughout Latin America.  The SeaChange-TiVo partnership has created key interest throughout the United States and the company continues to expand its TiVo customers.   The TiVo partnership enables operators to utilize TiVo set-tops and access SeaChange video on demand to those customers.  The Company also closed a significant software subscription customer in Q2, providing further recurring revenue for the Company.

APAC – SeaChange launched its first multi-screen offering with StarHub in Singapore, which is a commitment for a full three-screen (television, PC, and mobile) offering.  The Company also won a large Chinese cable operator for both software and streaming servers and had expansion business in Japan.

EMEA – SeaChange launched second screen (PC streaming) software including a managed service offering at a tier one MSO in the region.  The Company expanded flash streaming solutions in the Middle East and expanded software solutions in Hungary, the Netherlands, Germany, and the U.K.

Servers and Storage Business
As specified on previous earnings calls, SeaChange continues to see itself as a software company.  The Company has been assessing the decreasing market opportunity of the server and storage business.  Over the past few quarters SeaChange has gone through the strategic options for the server business including the evaluation of a potential sale or merging of the business, keeping in mind that a key goal is to ensure ongoing high quality support and upgradeability of its customer base.  As of now, the Company has received several offers; however none are consistent with external analysis of the value of the business.  Although the server business unit performed fairly well in the quarter, the Company continues to see a weakening demand for streaming systems in the coming quarters and it has concerns about demand going forward.  As a result, SeaChange has decided to greatly reduce the operational investment in the server business unit.  It is expected that this reduction will be welcomed by SeaChange investors.  Consequently, the revenue target for FY11 has been reduced.

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Software Margin
SeaChange expects gross margins for the software business at 60%, which has been achieved in the past.  Software margins for Q2 were at 53.8%.  Looking towards the end of FY11, the margin is expected to be close to the planned 60% mark for Q4.  However, software margins in the short term will be impacted by several factors described below.  The Company still maintains a clear expectation of a long term 60% gross margin, although it is seeing the commercialization time for certain products taking longer than expected.  Software margins for the year as a whole are expected to be around 55%, taking into account the Q4 margin increase.   Given the operating margin target of 10% for FY11, SeaChange will work to partially offset the margin shortfall with lower than planned R&D expenses in order to optimize the operating margin this year.

As SeaChange continues to transition to a software company, there are several additional factors that need to be considered related to revenue recognition and that SeaChange feels are important for its investors to understand. The software products remain a very attractive business in that these products provide high recurring revenue opportunities and the opportunity to become very embedded into accounts.  There are, however, new business factors, and for SeaChange the five discussed here comprise the most short term factors that have financial impacts:   (1)  projects being pushed out by customers; as software is an early planning factor for our customers,  it is sometimes difficult to assess the exact quarter in which the order(s) will be granted/completed, (2) revenue recognition issues specific to complex software transactions, (3) the timing of converting VividLogic professional services work into licensed software revenue, (4) the slower than expected stream expansion in Europe, and (5) product acceptance timing.  To address these business issues and improve margins SeaChange will focus on (1) structuring customer agreements with revenue recognition in mind, especially as it relates to the integration of new software entities, (2) managing acceptance criteria to ensure timely product acceptance, and (3) charging appropriately for custom work that’s not licensed revenue.

Research and Development Spending
In the first half of this year the Company has achieved its 26% R&D goal and will continue to try to improve on that for the balance of the year.  The Company continues to make progress on the creation of a single architecture that allows it to more rapidly, and at a lower development cost, adjust to new requirements.  The Company continues to leverage its offshore resources to achieve this goal.

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Guidance
Given the decision to restructure the Server and Storage business, the non-GAAP FY11 full year revenue forecast is in the range of $215M to $220M.  This takes into account the adjustment of the server business as well as the software business factors.  The non-GAAP earnings guidance for Q3 is in range of $0.07 to $0.10 per share, equating to non-GAAP revenue guidance of $50M to $53M.  SeaChange will provide more detail on the Server and Storage business restructuring throughout Q3 and on the next earnings call, and the Company will continue to provide transparency in the details of its transition to a software company.   The market and recurring revenue remain strong, and SeaChange has earned a well established leadership position in VOD back office software in the Americas, EMEA, and China cable markets.

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